Exhibit 99.1

            EvergreenBancorp, Inc. Declares Quarterly Cash Dividend

     SEATTLE--(BUSINESS WIRE)--Jan. 27, 2005--The Board of Directors of EvergreenBancorp, Inc. (OTCBB:EVGG) has approved a quarterly cash dividend upon the common stock of the company, President and CEO Gerald O. Hatler announced today. A cash dividend of 7-1/2 cents ($.075) per share will be payable on February 18, 2005 to shareholders of record as of the close of business on February 7, 2005.
     EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its subsidiary, EvergreenBank, was founded in 1971 and is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.
     The EvergreenBank brand of caring, attentive, "once and done" customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates five branch offices in Bellevue, Lynnwood, Federal Way, and Seattle. The two Seattle branch offices include the office on Eastlake Avenue and the newest office in the South Lake Union neighborhood. The sixth branch office is scheduled to open in Downtown Seattle in mid-2005. To learn more visit www.evergreenbank.com
     EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.


     CONTACT: EvergreenBancorp, Inc.
              Bill Filer, 206-628-4263
              bill.filer@evergreenbank.com